[Quantum Letterhead]

November 8, 2012

Mr. Jon W. Gacek
[address]

Re:	Amendment to Offer Letter dated as of March 31, 2011

Dear Jon,

     As you may recall, your offer letter with Quantum Corporation (the “Company”) dated March 31, 2011 (the “Offer Letter”), provides for severance benefits to be paid to you if your employment is involuntarily terminated by the Company other than for “cause” and a “Change in Control” (as such terms are described in the Offer Letter) has not occurred (the “Severance Benefits”).

     The Offer Letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the final Treasury Regulations and any guidance promulgated thereunder (collectively, “Section 409A”), so that the Severance Benefits are not subject to any tax, interest or penalties under Section 409A. For purposes of better complying with Section 409A, this letter (the “Amendment”) modifies the terms of the Offer Letter by including the following additional terms and conditions:

  The separation agreement and general release that is required to be executed in exchange for the Severance Benefits must become effective within 60 days after the termination of your employment. Your Severance Benefits will be paid in a single lump sum on the 60th day after you have a “separation from service” as defined in Section 409A.

  References to your termination of employment with respect to any six-month delay required by Section 409A will mean a “separation from service” as defined in Section 409A.

     Except as provided above, the Offer Letter remains in full force and effect. Please acknowledge your agreement by countersigning below and returning your countersignature to me at your earliest convenience.

[Signature page follows.]

Sincerely,

/s/ Shawn D. Hall
Shawn D. Hall
Senior Vice President, General Counsel and
Secretary

Quantum Corporation

Agreed and Accepted November 8, 2012

/s/ Jon W. Gacek
Jon W. Gacek